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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders,
DelSoft Consulting, Inc.

         We consent to the incorporation by reference in the prospectus of this Registration Statement on Form S-3 being filed by DelSoft Consulting, Inc. (the "Company") of our report, dated July 23, 1999, appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 (the "Form 10-KSB") on our audits of the financial statements of the Company as of June 30, 1999 and for the years ended June 30, 1999 and 1998, also appearing in the Form 10-KSB. We also consent to the reference to our firm under the caption "Experts" in the prospectus of this Registration Statement.



                                               /s/ J.H. Cohn LLP

April 7, 2000